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                                  Exhibit 10.8


Incentive Compensation Arrangement for Nigel G. Martin-Jones

The 2000 incentive compensation for Nigel G. Martin-Jones, approved December 10, 1999, is as follows:

The target bonus for 2000 is $175,000, which represents 87.5% of base salary. Each target is measured and paid independent of achievement of other metrics and is either achieved or not achieved. The components and breakdown of the bonus plan are:

$50,000 (28%) based on achievement of Corporate revenue
$50,000 (28%) based on achievement of Corporate operating margin
$75,000 (44%) for revenue attainment of 110% of budget and OM% at budget or better

Additional incentive potential of $10,000 for each 1% over 110% of budget revenue attainment and Operating Margin percentage at budget or better.